Exhibit 4.10

OPTION AWARD AGREEMENT

Issued Pursuant to the
2004 Amended and Restated Incentive Compensation Plan
of Glimcher Realty Trust

THIS OPTION AWARD AGREEMENT (“Agreement”), effective ____ , (the “Effective Date”) represents the grant of a nonqualified option (“Option”) by Glimcher Realty Trust (the “Company”), to__________ (the “Participant”) pursuant to the provisions of the Glimcher Realty Trust 2004 Amended and Restated Incentive Compensation Plan adopted by its Board of Trustees (the “Board”) on or about March 15, 2004 (the “Plan”), initially approved by the Company’s shareholders on May 7, 2004 and, with respect to certain amendments and other matters, again on May 11, 2007. The Option granted hereby is intended to be an “NQSO” as such term is defined in the Plan.

The Plan provides a complete description of the terms and conditions governing this Option. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

1. General Option Grant Information. The individual named above has been selected to be a Participant in the Plan and receive a nonqualified option grant, as specified below:

(a) Date of Grant:

(b) Number of Shares Covered by this Option:

(c) Option Price:

(d) Date of Expiration: _________1

2. Grant of Option. The Company hereby grants to the Participant an Option to purchase the number of Shares set forth above, at the stated Option Price per share, which is one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant, in the manner and subject to the terms and conditions of the Plan and this Agreement. The Committee has determined that the Fair Market Value of a Share on the Date of Grant is equal to the per share closing market price of the Shares on the New York Stock Exchange on the Date of Grant.

3. Option Term. The term of this Option begins as of the Date of Grant as detailed above and continues through the Date of Expiration as detailed above, unless sooner terminated in accordance with the terms of this Agreement.

[1]	Insert date that is one day before the 10th anniversary of the Effective Date.

4. Vesting Period: This Option shall vest and be exercisable (immediately if Trustee), as to one-third of the total Shares covered by the Option, each year over a three year period, with the first one-third vesting on the first anniversary of the date of grant, the second one-third vesting on the second anniversary of the date of grant, and the third one-third vesting on the third anniversary of the date of grant.

5. Exercise: The Participant, or the Participant’s representative upon the Participant’s death, may exercise this Option to the extent vested at any time prior to the termination of the Option as provided in Sections 3 and 8.

6. How to Exercise: Once vested, the Options hereby granted shall be exercised by written notice to the Committee or such other administrator appointed by the Committee, specifying the number of Shares subject to this Option Participant desires to exercise. Payment for the Shares purchased pursuant to the exercise of the Options hereby granted shall be made by paying the Option Price per Share in full at the time of the exercise of the Option.

7. Nontransferability. (a) In General. Except as may be provided in clause (b), below, this Option may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, except as provided in the Plan. No assignment or transfer of the Option in violation of this Section 7, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution or as otherwise required by applicable law, shall vest in the assignee or transferee any interest whatsoever.

(b) Transfers With The Consent of the Committee. With the prior written consent of the Committee, the Option granted hereby may be transferred by the Participant to any one or more of the following persons (each, a “Permitted Assignee”): (i) the spouse, parent, issue, spouse of issue, or issue of spouse (“issue” shall include all descendants whether natural or adopted) of such Participant; (ii) a trust for the benefit of one or more of those persons described in clause (i) above or for the benefit of such Participant, or for the benefit of any such persons and such Participant; or (iii) an entity in which the Participant or any Permitted Assignee thereof is a beneficial owner; provided, however, that such Permitted Assignee shall be bound by all of the terms and conditions of the Plan and shall execute an agreement satisfactory to the Company evidencing such obligation; and provided further, however, that such Participant shall remain bound by the terms and conditions of this Plan. The Company shall cooperate with a Participant’s Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted pursuant to this Section 7(b).

8. Termination of Option: (a) In General. The Option, which is exercisable as provided in Paragraph 5 above, shall terminate and be of no force or effect if the Participant ceases to perform services of any kind (whether as an employee or Trustee) for the Company or any of its Subsidiaries or Affiliates for any reason other than death or disability; provided, however, that under conditions satisfactory to the Company, the Committee may, in its sole discretion, allow any Options granted to such Participant not previously exercised or expired to be exercisable for a period of time to be specified by the Committee; provided, further, that in no instance may the term of the Option, as so extended, exceed the date of expiration set forth in Section 1(d), above.

(b) Death. In the event a Participant dies while employed by the Company or any of its Subsidiaries or Affiliates, any Option(s) held by such Participant (or his or her Permitted Assignee) and not previously expired or exercised shall, to the extent exercisable on the date of death, be exercisable by the estate of such Participant or by any person who acquired such Option by bequest or inheritance, or by the Permitted Assignee, at any time within one year after the death of the Participant, unless earlier terminated pursuant to its terms, provided, however, that in no instance may the term of the Option, as so extended, exceed the date of expiration set forth in Section 1(d) above.

(c) Disability. In the event a Participant ceases to perform services of any kind (whether as an employee or Trustee) for the Company or any of its Subsidiaries or Affiliates due to permanent and total disability, the Participant, or his guardian or legal representative, or a Permitted Assignee, shall have the unqualified right to exercise any Option(s) which have not been previously exercised or expired and which the Participant was eligible to exercise as of the first date of permanent and total disability (as determined in the sole discretion of the Committee), at any time within one year after the first date of permanent and total disability, unless earlier terminated pursuant to its terms, provided, however, that in no instance may the term of the Option, as so extended, exceed the date of expiration set forth in Section 1(d), above. For purposes of this Agreement, the term “permanent and total disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, and the permanence and degree of which shall be supported by medical evidence satisfactory to the Committee. Notwithstanding anything to the contrary set forth herein, the Committee shall determine, in its sole and absolute discretion, (1) whether a Participant has ceased to perform services of any kind due to a permanent and total disability and, if so, (2) the first date of such permanent and total disability.

9. Administration. This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant. Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan.

10. Reservation of Shares. The Company hereby agrees that at all times there shall be reserved for issuance and/or delivery upon exercise of the Option such number of Shares as shall be required for issuance or delivery upon exercise hereof.

11. Adjustments. The number of Shares subject to this Option, and the exercise price, shall be subject to adjustment in accordance with Section 4.4 of the Plan.

12. Exclusion from Pension Computations. By acceptance of the grant of this Option, the Participant hereby agrees that any income or gain realized upon the receipt or exercise hereof, or upon the disposition of the Shares received upon its exercise, is special incentive compensation and shall not be taken into account, to the extent permissible under applicable law, as “wages”, “salary” or “compensation” in determining the amount of any payment under any pension, retirement, incentive, profit sharing, bonus or deferred compensation plan of the Company or any of its Subsidiaries or Affiliates.

13. Amendment. The Committee may, with the consent of the Participant, at any time or from time to time amend the terms and conditions of the Option, and may at any time or from time to time amend the terms of this Option in accordance with the Plan.

14. Notices. Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, or overnight courier, addressed as follows: if to the Company, at its office at 150 East Gay Street, Columbus, Ohio 43215 or at such other address as the Company by notice to the Participant may designate in writing from time to time; and if to the Participant, at the address shown below his or her signature on this Agreement, or at such other address as the Participant by notice to the Company may designate in writing from time to time. Notices shall be effective upon receipt.

15. Withholding Taxes. The Company shall have the right to withhold from a Participant (or a Permitted Assignee thereof), or otherwise require such Participant or assignee to pay, any Withholding Taxes arising as a result of the grant of any Award, exercise of an Option, or any other taxable event occurring pursuant to the Plan or this Agreement. If the Participant (or a Permitted Assignee thereof) shall fail to make such tax payments as are required, the Company (or its Affiliates or Subsidiaries) shall, to the extent permitted by law, have the right to deduct any such Withholding Taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such Withholding Taxes. In satisfaction of the requirement to pay Withholding Taxes, the Participant (or Permitted Assignee) may make a written election which may be accepted or rejected in the discretion of the Committee, (i) to have withheld a portion of any Shares or other payments then issuable to the Participant (or Permitted Assignee) pursuant to any Award, or (ii) to tender other Shares to the Company (either by actual delivery or attestation, in the sole discretion of the Committee, provided that, except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price or have been purchased on the open market), in either case having an aggregate Fair Market Value equal to the Withholding Taxes.

16. Registration; Legend. The Company may postpone the issuance and delivery of Shares upon any exercise of this Option until (a) the admission of such Shares to listing on any stock exchange or exchanges on which Shares of the Company of the same class are then listed and (b) the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation as the Company shall determine to be necessary or advisable. The Participant shall make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company, in light of the then existence or non-existence with respect to such Shares of an effective Registration Statement under the Securities Act of 1933, as amended, to issue the Shares in compliance with the provisions of that or any comparable act.

The Company may cause the following or a similar legend to be set forth on each certificate representing Shares or any other security issued or issuable upon exercise of this Option unless counsel for the Company is of the opinion as to any such certificate that such legend is unnecessary:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS ESTABLISHED BY AN OPINION FROM COUNSEL TO THE COMPANY.

17. Miscellaneous.

(a) This Agreement shall not confer upon the Participant any right to continuation of employment by the Company, nor shall this Agreement interfere in any way with the Company’s right to terminate the Participant’s employment at any time.

(b) The Participant shall have no rights as a stockholder of the Company with respect to the Shares subject to this Option Agreement until such time as the purchase price has been paid, and the Shares have been issued and deliv-ered to the Participant.

(c) With the approval of the Board, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Agreement.

(d) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e) To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with the laws of the State of New York.

(f) All obligations of the Company under the Plan and this Agreement, with respect to the Option, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substan-tially all of the business and/or assets of the Company.

(g) The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(h) By accepting this Award or other benefit under the Plan, the Participant and each person claiming under or through the Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

(i) The Participant, every person claiming under or through the Participant, and the Company hereby waives to the fullest extent permitted by applicable law any right to a trial by jury with respect to any litigation directly or indirectly arising out of, under, or in connection with the Plan or this Award Agreement issued pursuant to the Plan.

18. Exculpation. This Option and all documents, agreements, understandings and arrangements relating hereto have been executed by the undersigned in his/her capacity as an officer or Trustee of the Company, which has been formed as a Maryland real estate investment trust pursuant to an Amended and Restated Declaration of Trust of the Company dated as of November 1, 1993, as amended, and not individually, and neither the Trustees, officers or shareholders of the Company nor the trustees, directors, officers or shareholders of any subsidiary or affiliate of the Company shall be bound or have any personal liability hereunder or thereunder. Each party hereto shall look solely to the assets of the Company for satisfaction of any liability of the Company in respect of this Option and all documents, agreements, understanding and arrangements relating hereto and will not seek recourse or commence any action against any of the Trustees, officers or shareholders of the Company or any of the trustees, directors officers or shareholders of any subsidiary or affiliated of the Company, or any of their personal assets for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions between the parties hereto.

19. Change in Control. The unvested portion of any Option granted to the Participant hereunder shall immediately vest in its entirety on the day immediately prior to the date of a Change in Control of the Company and become fully exercisable in accordance with its terms. For purposes of this section, a “Change in Control of the Company” shall be deemed to occur if:

(i)
there shall have occurred a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the date hereof, whether or not the Company is then subject to such reporting requirement; provided, however, that there shall not be deemed to be a Change in Control of the Company if immediately prior to the occurrence of what would otherwise be a Change in Control of the Company: (a) the Participant is the other party to the transaction (a “Control of the Company Event”) that would otherwise result in a Change in Control of the Company or (b) the Participant is an executive officer, trustee, director or more than 5% equity holder of the other party to the Control of the Company Event or of any entity, directly or indirectly, controlling such other party;

(ii)
the Company merges or consolidates with, or sells all or substantially all of its assets to, another company (each, a “Transaction”); provided, however, that a Transaction shall not be deemed to result in a Change in Control of the Company if:

(a)	immediately prior thereto the circumstances in (i)(a) or (i)(b) above exist, or

(b)
(1) the shareholders of the Company, immediately before such transaction, own, directly or indirectly, immediately following such Transaction in excess of fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such Transaction (the “Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities of the Company immediately before such Transaction and (2) the individuals who were members of Company’s Board of Trustees immediately prior to the execution of the agreement providing for such Transaction constitute at least a majority of the members of the board of directors or the board of trustees, as the case may be, of the Surviving Corporation, or of a corporation or other entity beneficially, directly or indirectly, owning a majority of the outstanding voting securities of the Surviving Corporation; or

(iii)
the Company acquires assets of another company or a subsidiary of the Company merges or consolidates with another company (each an “Other Transaction”) and (a) the shareholders of the Company, immediately before such Other Transaction own, directly of indirectly, immediately following such Other Transaction fifty percent (50%) or less of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such Other Transaction (the “Other Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities of the Company immediately before such Other Transaction or (b) the individuals who were members of Company’s Board of Trustees immediately prior to the execution of the agreement providing for such Other Transaction constitute less than a majority of the members of the board of directors or board of trustees, as the case may be, of the Other Surviving Corporation, or of a corporation or other entity beneficially, directly or indirectly, owing a majority of the outstanding voting securities of the Other Surviving Corporation; provided, however, that an Other Transaction shall not be deemed to result in a Change in Control of the Company if immediately prior thereto the circumstances in (i)(a) or (i)(b) above exist.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

GLIMCHER REALTY TRUST

By:

Name: Michael P. Glimcher Title: President & CEO

ACCEPTED:

Participant

Address

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